Exhibit 99.1

MITESCO UNVEILS CENTCORE, LLC

NEW DATA CENTER BUSINESS UNIT FOCUSED ON SECURITY, RELIABILITY AND LOWER COST PROCESSING

June 4, 2024 – Vero Beach, Florida -- Mitesco, Inc. (OTC:MITI, “the Company,” www.mitescoinc.com ) today announced that it’s new business unit, Centcore, LLC ( www.centcoreusa.com ) is now operational. The unit, based in Vero Beach, Florida, begins its offerings through a co-location agreement with a highly secure data center located in Melbourne, Florida. It has also formed the Centcore Partner Program, where it will market the products and services for its data center hosting clients.

For additional information, or a quote, email: sales@centcoreusa.com , or call 844-383-8689.

Mack Leath, CEO, discussed the new business unit and its unique capabilities, “We have chosen to partner with an existing data center operator using a co-location agreement which gives us infinite bandwidth with available real time backup at 8 other data center sites worldwide. This is a highly secure location, certified for DoD and CJIS level security. While our initial offerings will focus on outsourcing existing applications, with additional layers of cybersecurity features, we do expect to provide managed services as well, upon request.”

The Centcore Partner Program provides for marketing of client applications and services. Some of its inital client offerings includes those from:

●	Accucom (www.accucomci.com ) with 30 years experience in applications for municipal clients, law firms and in law enforcement and code enforcement (https://sentryrms.com/ );
●

Synthos (www.Synthos.co) whose solutions for infrastructure needs using geographical information systems (GIS) including Trimble, ESRI, Intergraph/Hexagon and Bentley Systems, in both commercial and governmental applications;

●	Rugged Telemetry ( https://www.ruggedtelemetry.com/ ) who provides solutions for monitoring storage tanks and containerized shipping worldwide using “digital twin” models and real time data capture;
●

Nighthawk Cyber ( https://www.nighthawkcyber.com/solutions ) with over 20 years experience in solutions for cyber and data security with extensive DoD credentials, and a new data management product set, “Data Ruck”, aimed at large data set management interfacing with real time sensors.

The follow is a summary of the features available in the Centcore Data Center:

BUILDING

•	A purpose-built, Tier 3 facility rated to withstand a Category 5 hurricane.

SECURITY

•	We are committed to providing the highest levels of security to protect your critical assets with 24/365 onsite security.

POWER AND COOLING

•	Continuous power with100% uptime - UPS redundancy: 2N - Standby power redundancy: N+1 diesel generators - Dual power to every rack (UPS A & B) - Cooling redundancy: N+1

CONNECTIVITY

•

Any carrier of your choice - Direct access to multiple on-net providers: AT&T, Lumen/CenturyLink, Spectrum, Zayo - Public on-ramps to major Cloud Service Providers: AWS Direct Connect, CoreSite Open Cloud Exchange, Google Cloud Platform, Equinix Fabric, MegaPort, Microsoft Azure ExpressRoute

•	Fixed and metered bandwidth billing options - Blended (BGP) internet access - Private network options

CERTIFICATIONS

•	We’re certified and compliant with leading industry bodies and standards, so your data is always securely stored and protected.
•	ISO 27001:2013 - SOC 2 Type 2 - HIPAA/HITECH - PCI-DSS - CJIS-ready

Driving the new business effort is Ms. Betsy Berlin ( betsyberlin@centcoreusa.com ), a veteran executive whose experience includes cloud solutions like SaaS and AI with several industries, including Telecom, IT, Energy, and Finance.

About Mitesco, Inc.

Mitesco ( www.mitescoinc.com ) is seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality, and more affordable solutions. The Mitesco team has experience in both start-ups and turnarounds intent on building successful growth situations, using both organic and acquisition growth strategies. Mitesco embraces the belief that when consumers' expectations are exceeded, the business’ performance may do so as well.

About Centcore, LLC

Centore, LLC ( www.centcoreusa.com ) is a wholly owned business unit of Mitesco, Inc. providing highly secure data center resources and managed services for dedicated applications and custom development. Within its primary site is extensive high-performance computing and storage aimed at data intensive applications. It is growing a library of applications for resale from its users including providers of services and solutions. It can offer specialized computing capabilities within its 25,000 sq. ft. data center, including development platforms for scientific computing, image processing and A.I. oriented systems.

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Mitesco Media Relations
Rick Eisenberg
eiscom@msn.com
917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov .